Exhibit 99.1

For Immediate Release
Aug. 6, 2019
NW Natural Holdings Reports Second Quarter and Year-to-Date 2019 Results

PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights for the second quarter of 2019 including:

•	Earned net income of $0.07 per share from continuing operations for the second quarter of 2019, compared to a loss of $0.01 per share for 2018

•
Reported year-to-date earnings of $1.56 per share from continuing operations and adjusted earnings[1] of $1.79 per share for 2019, compared to earnings of $1.45 per share from continuing operations for 2018

•	Added more than 12,400 natural gas meters over the last 12 months equating to a 1.7% growth rate

•	Placed our North Mist gas storage expansion into service and began providing storage service

•	Closed Sunriver water utility and wastewater transaction adding 9,400 connections to the water platform

•	Reached an all-party settlement on key items in the Washington general rate case

•
Reaffirmed 2019 GAAP earnings guidance from continuing operations in the range of $2.02 to $2.22 per share. Excluding a regulatory pension disallowance, reaffirmed 2019 earnings guidance from continuing operations on a non-GAAP basis[1] in the range of $2.25 to $2.45 per share

"The Company continues to perform well," said David H. Anderson, president and CEO of NW Natural Holdings. "We placed the North Mist gas storage facility into service in May and closed our largest water and wastewater transaction to-date on May 31."

For the second quarter of 2019, net income from continuing operations increased $2.4 million to $2.1 million (or $0.07 per share), compared to a net loss from continuing operations of $0.3 million (or $0.01 per share) for the same period in 2018. Results reflected higher margin from new natural gas rates in Oregon, customer growth, and lower environmental remediation expenses, partially offset by lower other income.

Year-to-date net income from continuing operations increased $3.8 million to $45.5 million (or $1.56 per share), compared to $41.7 million (or $1.45 per share) for the same period in 2018. Results reflected higher margin due to new natural gas rates in Oregon and customer growth. This was partially offset by a regulatory pension disallowance from the final order in the Oregon general rate case, higher operations and maintenance expense, and lower other income.

Excluding the regulatory pension disallowance, on a non-GAAP basis1 adjusted year-to-date net income from continuing operations was $52.1 million (or $1.79 per share) or an increase of $10.4 million compared to net income from continuing operations for the same period in 2018. Results reflected higher margin from new natural gas rates in Oregon and customer growth. This was partially offset by higher operations and maintenance expense and lower other income.

__________

1     Adjusted 2019 metrics are non-GAAP financial measures and exclude the regulatory pension disallowance of $10.5 million pre-tax or $6.6 million and $0.23 cents per share after-tax. See "Year-To-Date Results", "2019 Earnings Guidance", and "Reconciliation to GAAP" for additional information.

KEY INITIATIVES

North Mist Expansion Project
NW Natural's North Mist facility was placed into service in May 2019. The $149 million facility began earning revenues under an established tariff when it was placed into service. The project is designed to provide long-term, no-notice underground gas storage service to support gas-fired electric generating facilities that enable the integration of wind power into the region's electric generation mix. The North Mist service allows the local electric company to draw on the facility to meet its fueling needs and rapidly respond to natural variability in wind generation.

Water Utilities and Acquisitions
NW Natural Holdings' subsidiary, NW Natural Water Company, LLC (NW Natural Water), closed its largest acquisition to-date in May adding 9,400 water and wastewater connections that serve approximately 20,000 people in Sunriver, Oregon. NW Natural Water currently serves about 45,000 people through approximately 17,700 connections in the Pacific Northwest with total investments of nearly $70 million. Several smaller acquisitions are pending as we continue to tuck in additional systems close to our existing footprint. Aggregate acquisitions are projected to be accretive to NW Natural Holdings’ earnings per share in the first full year of operations. While ongoing operations are not expected to have an immediately material impact on earnings, the acquisitions mark the Company's continued commitment to building a water platform and are intended to provide investors with a risk profile that is similar to NW Natural's regulated gas utility.

Washington Rate Case
On Dec. 31, 2018, NW Natural filed a request for a general rate increase with the Washington Utilities and Transportation Commission (WUTC). Approximately 10% of NW Natural’s revenues are derived from its Washington customers. This is NW Natural’s first Washington rate case in a decade with an increase of $8.3 million in annual revenue requirement originally requested. In addition, NW Natural requested the net Tax Cuts and Jobs Act (TCJA) related benefits be provided to customers, and the adoption of a decoupling and environmental remediation mechanism.

On May 23, 2019, NW Natural and other parties filed two settlements with the WUTC: an all-party settlement resolving all issues in the rate case except the proposed decoupling mechanism and a settlement with all parties except the Public Counsel Unit of the Washington Attorney General related to the adoption of a decoupling mechanism.

Under the all-party settlement, NW Natural's revenue requirement would increase $5.1 million based on a capital structure of 50% long-term debt, 1% short-term debt, and 49% common equity; a return on equity of 9.4%; cost of capital of 7.161%; and rate base of $173.7 million or an increase of $45.9 million since the last rate case. Net TCJA related benefits would be provided to customers with an initial rate reduction of $2.1 million in the first year and continuing annual rate reductions of approximately $0.5 million thereafter.

The settlements await review and approval by the WUTC. The all-party settlement requests that new rates take effect Nov. 1, 2019.

Renewable Natural Gas Legislation
In July, Senate Bill 98 (SB98) was signed into law enabling natural gas utilities to procure or develop renewable natural gas (RNG) on behalf of their Oregon customers. Renewable natural gas is produced from organic materials like food, agricultural and forestry waste, wastewater, or landfills. Methane is captured from these local organic materials as they decompose and conditioned to pipeline quality, so they can be added into the existing natural gas system thereby reducing the carbon content of the energy supply. Senate Bill 98 supports all forms of renewable natural gas including renewable hydrogen.

“We're proud to collaborate with policymakers and thankful for the leadership of Governor Kate Brown, her staff and multiple stakeholders on this groundbreaking legislation that is the first of its kind in the nation,” said David H. Anderson. “This law is an important step as we continue addressing climate change with pragmatic solutions that support our region’s move to more renewable energy, close the loop on waste, and invest in the communities we serve.”

SB98 outlines the following parameters for the RNG program including: setting out broad targets for gas utilities to add as much as 30% of RNG into the state's pipeline system by 2050; allowing gas utilities to invest in RNG infrastructure for the production, processing, pipeline interconnection and distribution of RNG to its customers; and creating a limit of 5% of a utility's revenue requirement that can be used to cover the incremental cost of RNG.

The OPUC and Oregon gas utilities will participate in a rulemaking process for the bill, which is expected to conclude with the OPUC adopting rules by July 31, 2020.

SECOND QUARTER RESULTS
The following financial comparisons are between results for the second quarter of 2019 and 2018 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' second quarter results are summarized by business segment in the table below:

	Three Months Ended June 30,
	2019		2018		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural Gas Distribution segment	$1,212	$0.04	$(2,970)	$(0.10)	$4,182	$0.14
Other	839	0.03	2,631	0.09	(1,792)	(0.06)
Consolidated	$2,051	$0.07	$(339)	$(0.01)	$2,390	$0.08

Diluted Shares		29,394		28,791		603

Natural Gas Distribution Segment
Natural Gas Distribution net income was $1.2 million (or $0.04 per share) for 2019, compared to a net loss of $3.0 million (or $0.10 per share) for 2018. Net income increased $4.2 million reflecting a full quarter of higher rates under the Oregon general rate case, customer growth and lower environmental remediation expenses, partially offset by higher interest and lower other income.

Margin increased $8.3 million largely due to higher rates in Oregon as well as growth of 1.7% over the last 12 months, which collectively contributed $4.6 million to margin. In addition, margin increased $1.6 million as the North Mist expansion project began providing storage services in May 2019. Finally, lower environmental expenditures coupled with warmer weather on a net basis contributed $2.2 million.

Other income, net decreased $2.1 million primarily due to higher pension expense in 2019 as we began collecting Oregon pension expenses through rates beginning Nov. 1, 2018 and lower allowance for funds used during construction (AFUDC) equity interest as the North Mist expansion project was placed into service in May 2019.

Interest expense increased $1.2 million primarily from higher commercial paper balances and lower AFUDC debt interest as the North Mist expansion project was placed into service in May 2019.

Other
Other net income decreased $1.8 million (or $0.06 per share) reflecting lower asset management revenues from our Mist gas storage facility and higher non-operating expenses associated with developing the water business.

YEAR-TO-DATE RESULTS

Results for the First Six Months of 2019
The following financial comparisons are between the first six months of 2019 and the same period in 2018 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted. Non-GAAP financial measures exclude the effects of the regulatory pension disallowance in 2019 as these adjusted metrics provide a clearer view of operations, reflect how Management views financial results, and provide comparability to prior year results. See "Reconciliation to GAAP" for a detailed reconciliation of adjusted amounts.

NW Natural Holdings' year-to-date results are summarized by business segment in the table below:

	Six Months Ended June 30,
	2019		2018		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural Gas Distribution segment	$42,418	$1.45	$36,913	$1.28	$5,505	$0.17
Regulatory pension disallowance, net	6,588	0.23	—	—	6,588	0.23
Adjusted Natural Gas Distribution segment	49,006	1.68	36,913	1.28	12,093	0.40

Other	3,051	0.11	4,759	0.17	(1,708)	(0.06)

Consolidated	$45,469	$1.56	$41,672	$1.45	$3,797	$0.11
Adjusted Consolidated[1]	52,057	1.79	41,672	1.45	10,385	0.34

Diluted Shares		29,186		28,825		361

1
The 2019 adjusted natural gas distribution segment and adjusted consolidated net income from continuing operations are non-GAAP financial measures and exclude the effects of a regulatory disallowance of NW Natural's pension balancing account of $6.6 million after-tax (or $10.5 million pre-tax). See "Reconciliation to GAAP" for additional information.

Natural Gas Distribution Segment
Natural Gas Distribution segment net income increased $5.5 million (or $0.17 per share). Results were affected by a $6.6 million after-tax disallowance of costs in the pension balancing account as ordered in the Oregon general rate case in March 2019. Excluding the effects of this disallowance, net income increased $12.1 million reflecting the first six months of higher rates under the Oregon general rate case and customer growth, partially offset by higher operations and maintenance expense and a decline in other income.

Margin increased $22.9 million largely due to higher rates in Oregon as well as growth of 1.7% over the last 12 months, which collectively contributed $13.9 million. The North Mist expansion began providing storage services in May 2019 and contributed $1.6 million, and higher fee revenue from interruptible customers as a result of system restrictions contributed $1.1 million net of losses from the gas cost incentive sharing mechanism. Colder weather in the first quarter of 2019 also provided a benefit to margin. Weather was 2% warmer than average for 2019, compared to 11% warmer than average for 2018. Finally, as a result of the March order, margin increased $5.2 million with no significant effect to net income as offsetting adjustments were recognized through expenses and income taxes.

Operations and maintenance expense increased $8.3 million reflecting $0.7 million of higher compensation and benefits expense and $2.8 million of expense related to the disallowance of costs in the pension balancing account. In addition, as a result of the March order, $4.8 million of costs were recognized with no significant effect to net income due to offsetting adjustments in margin and income taxes.

Depreciation expense increased $1.4 million related to higher property, plant, and equipment as we continue to invest in our natural gas utility system and facilities.

Other income, net decreased $12.0 million primarily due to $4.9 million of expense related to the disallowance of costs in the pension balancing account and $3.6 million of higher pension expense as we began collecting Oregon pension expenses through rates beginning Nov. 1, 2018. As a result of beginning collections of the pension balancing account, $3.1 million of regulatory interest income was recognized related to the equity interest component of financing costs on the pension balancing account. In addition, also as a result of the March order, $5.8 million of costs were recognized with no significant effect to net income due to offsetting adjustments in margin and income taxes.

Interest expense increased $1.9 million primarily from higher commercial paper balances.

Tax expense reflected a $5.9 million benefit related to the amortization and application of deferrals from the March order; however, as this offset higher expense, there was no significant resulting effect on net income.

Other
Other net income decreased $1.7 million (or $0.06 per share) reflecting lower asset management revenues from our Mist gas storage facility and non-operating expenses associated with developing the water business.

BALANCE SHEET AND CASH FLOWS
During the first six months of 2019, the Company generated $155.1 million in operating cash flow and invested $90.5 million of capital expenditures in our natural gas distribution segment to support growth, safety, and technology and facility upgrades and $55.8 million for water acquisitions. Cash provided by financing activities was $46.5 million for the first six months of 2019 or an increase of $101.5 million compared to the same period in 2018. The increase was primarily due to issuing $175 million of long-term debt and 1.4 million shares of NW Natural Holdings common stock in June 2019, partially offset by repayments of short-term debt.

The Company continues to expect capital expenditures for 2019 to be in the range of $230 to $270 million to support gas utility customer growth and safety and reliability, as well as several projects. The total capital investment for the five-year period from 2019 to 2023 is expected to range from $850 to $950 million, with a majority of the investment supporting continued customer growth, natural gas distribution system maintenance and improvements, investments in a new headquarters building and technology, and utility gas storage facility maintenance.

2019 EARNINGS GUIDANCE
On March 1, 2019, NW Natural Holdings initiated 2019 earnings guidance from continuing operations in the range of $2.25 to $2.45 per share. As previously disclosed, this range did not incorporate a potential regulatory disallowance from an Oregon all-party settlement. On March 25, 2019, the OPUC issued an order requiring NW Natural to forego $10.5 million ($6.6 million after-tax or $0.23 per share) of costs associated with the pension balancing account. As a result of the disallowance, NW Natural Holdings' 2019 GAAP earnings guidance from continuing operations is expected to range from $2.02 to $2.22 per share. Excluding the pension disallowance on a non-GAAP basis, 2019 earnings guidance from continuing operations is expected to range from $2.25 to $2.45 per share.

This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant laws or regulations. The expected sale of Gill Ranch and the related gain, and any operating results associated with it, are not included in this guidance range, as they are, and are expected to continue to be, reported as Discontinued Operations.

DIVIDEND DECLARED
In July 2019, NW Natural Holdings' Board of Directors declared a quarterly dividend of 47.5 cents per share on NW Natural Holdings' common stock. The dividend is payable on August 15, 2019 to shareholders of record on July 31, 2019, reflecting an annual indicated dividend rate of $1.90 per share.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its second quarter 2019 financial and operating results.

Date and Time:	Tuesday, August 6 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110

The call will also be webcast in a listen-only format for the media and general public and can be accessed at nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is 10133284.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon, and through its subsidiaries has been doing business for 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company, LLC (NW Natural Water), and other business interests and activities.

NW Natural is a local distribution company that currently provides natural gas service to approximately two million people in more than 140 communities through more than 750,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores.

NW Natural has 20 Bcf of storage in Oregon with 4 Bcf supporting renewables. NW Natural Holdings’ subsidiaries own and operate 35 Bcf of underground gas storage capacity.

NW Natural Water currently provides water distribution service to approximately 45,000 people through 17,700 connections. To date, NW Natural Water has acquired seven water distribution utilities and a wastewater company with several additional acquisitions pending. Upon closing current outstanding transactions, cumulatively, NW Natural Water expects to have invested $70 million and serve nearly 47,000 people through approximately 18,300 connections in the Pacific Northwest. Additional information regarding our water business is available at nwnaturalwater.com.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, timing, goals, strategies, future events, investments, capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and integration thereof, dispositions and timing, completion and outcomes thereof, customer and business growth, customer satisfaction ratings, weather, customer rates or rate recovery, adoption of renewable energy and our ability to provide effective supporting resources, the future of RNG and RNG regulation, infrastructure availability and development, environmental remediation cost recoveries, gas storage development or costs or timing related thereto, the water utility strategy and the related pending water acquisitions, operating plans of third parties, financial results, including estimated income, liquidity, expenses, positions, revenues, returns, and earnings and earnings guidance, capital expenditures, dividends, performance, timing, outcome, or effects of regulatory proceedings or regulatory approvals, regulatory prudence reviews, effects of regulatory decisions or mechanisms, anticipated regulatory actions or filings, expectations, timing and treatment with respect to rate cases, recovery of pension expense or our pension balancing account, accounting treatment of future events, effects of changes in laws or regulations, including tax reform, and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and

"Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures exclude the regulatory pension disallowance in 2019, which is a non-GAAP financial measure. The Company presents net income and EPS excluding this item along with the GAAP measures to illustrate the magnitude of this item on ongoing business and operational results. Although the excluded amount is properly included in the determination of this item under GAAP, the Company believes the amount and nature of such an item makes period-to-period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS are on the basis of diluted shares. The Company uses such non-GAAP financial measures to analyze financial performance because the Company believes they provide useful information to investors and creditors in evaluating the Company's financial condition and results of operations.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Second Quarter 2019
	Three Months Ended			Six Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	June 30,			June 30,			June 30,
	2019	2018	Change	2019	2018	Change	2019	2018	Change
Operating revenues	$123,443	$124,567	(1)%	$408,791	$388,202	5%	$726,732	$713,039	2%

Operating expenses:
Cost of gas	35,107	42,053	(17)	140,564	150,159	(6)	245,924	278,338	(12)
Operations and maintenance	39,486	38,028	4	90,968	77,551	17	170,115	157,465	8
Environmental remediation	(2,656)	1,882	(241)	6,291	6,506	(3)	10,912	12,232	(11)
General taxes	7,879	7,729	2	16,906	17,203	(2)	31,875	31,959	—
Revenue taxes	4,496	4,780	(6)	16,422	17,209	(5)	29,295	17,209	70
Depreciation and amortization	22,387	21,147	6	43,959	42,022	5	87,093	82,898	5
Other operating expenses	646	679	(5)	1,538	1,532	—	3,233	1,532	111
Total operating expenses	107,345	116,298	(8)	316,648	312,182	1	578,447	581,633	(1)
Income from operations	16,098	8,269	95	92,143	76,020	21	148,285	131,406	13
Other income (expense), net	(2,768)	7	NM	(16,515)	(827)	NM	(19,289)	(359)	NM
Interest expense, net	10,654	8,771	21	20,859	18,045	16	39,873	36,468	9
Income (loss) before income taxes	2,676	(495)	(641)	54,769	57,148	(4)	89,123	94,579	(6)
Income tax expense (benefit)	625	(156)	(501)	9,300	15,476	(40)	18,015	26,306	(32)
Net income (loss) from continuing operations	2,051	(339)	(705)	45,469	41,672	9	71,108	68,273	4
Loss from discontinued operations, net of tax	(956)	(659)	45	(1,173)	(1,133)	4	(2,782)	(126,396)	(98)
Net income (loss)	$1,095	$(998)	(210)	$44,296	$40,539	9	$68,326	$(58,123)	(218)

Common shares outstanding:
Average diluted for period	29,394	28,791		29,186	28,825		29,040	28,734
End of period	30,422	28,800		30,422	28,800		30,422	28,800

Per share of common stock information:
Diluted earnings (loss) from continuing operations	$0.07	$(0.01)		$1.56	$1.45		$2.45	$2.38
Diluted loss from discontinued operations, net of tax	(0.03)	(0.02)		(0.04)	(0.04)		(0.10)	(4.40)
Diluted earnings (loss)	0.04	(0.03)		1.52	1.41		2.35	(2.02)
Dividends declared	0.4750	0.4725		0.9500	0.9450		1.8975	1.8875
Book value, end of period	28.82	26.37		28.82	26.37		28.82	26.37
Market closing price, end of period	69.50	63.80		69.50	63.80		69.50	63.80

Capital structure, end of period:
Common stock equity	48.5%	48.5%		48.5%	48.5%		48.5%	48.5%
Long-term debt	44.6	43.7		44.6	43.7		44.6	43.7
Short-term debt (including current maturities of long-term debt)	6.9	7.8		6.9	7.8		6.9	7.8
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	755,106	742,667	1.7%	755,106	742,667	1.7%	755,106	742,667	1.7%
Volumes in therms:
Residential and commercial sales	102,457	103,637		420,560	381,656		700,067	680,633
Industrial sales and transportation	111,590	113,756		241,225	242,690		465,575	481,724
Total volumes sold and delivered	214,047	217,393		661,785	624,346		1,165,642	1,162,357
Operating revenues:
Residential and commercial sales	$103,178	$106,526		$354,296	$352,110		$623,968	$638,751
Industrial sales and transportation	12,210	13,403		28,231	30,792		56,152	61,023
Other distribution revenues	404	(1,494)		12,248	(6,561)		18,703	(5,125)
Other regulated services	2,192	80		2,250	107		2,402	8,080
Total operating revenues	117,984	118,515		397,025	376,448		701,225	702,729
Less: Cost of gas	35,163	42,107		140,676	150,271		246,148	278,674
Less: Environmental remediation expense	(2,656)	1,882		6,291	6,506		10,912	12,232
Less: Revenue taxes	4,496	4,780		16,422	17,209		29,295	17,209
Margin, net	$80,981	$69,746		$233,636	$202,462		$414,870	$394,614
Degree days:
Average (25-year average)	308	311		1,637	1,627		2,705	2,705
Actual	160	193	(17)%	1,610	1,449	11%	2,474	2,540	(3)%
Percent colder (warmer) than average weather	(48)%	(38)%		(2)%	(11)%		(9)%	(6)%
NM = Not Meaningful calculation

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	June 30,
In thousands	2019	2018
Assets:
Current assets:
Cash and cash equivalents	$60,885	$8,755
Accounts receivable	42,670	31,512
Accrued unbilled revenue	14,840	13,995
Allowance for uncollectible accounts	(814)	(657)
Regulatory assets	46,688	41,092
Derivative instruments	2,186	2,044
Inventories	23,100	43,109
Gas reserves	17,206	16,579
Other current assets	18,296	11,672
Discontinued operations current assets	14,001	12,743
Total current assets	239,058	180,844
Non-current assets:
Property, plant, and equipment	3,355,811	3,298,856
Less: Accumulated depreciation	1,016,185	984,998
Total property, plant, and equipment, net	2,339,626	2,313,858
Gas reserves	56,171	75,362
Regulatory assets	318,340	339,177
Derivative instruments	670	1,077
Other investments	62,815	64,854
Operating lease right of use asset	5,013	—
Assets under sales-type leases	148,886	—
Goodwill	49,393	—
Other non-current assets	18,159	11,588
Total non-current assets	2,999,073	2,805,916
Total assets	$3,238,131	$2,986,760
Liabilities and equity:
Current liabilities:
Short-term debt	$20,080	$47,100
Current maturities of long-term debt	104,396	74,785
Accounts payable	76,429	70,551
Taxes accrued	7,003	6,916
Interest accrued	7,826	6,652
Regulatory liabilities	32,484	34,275
Derivative instruments	4,650	11,744
Operating lease liabilities	4,271	—
Other current liabilities	36,612	32,935
Discontinued operations current liabilities	13,279	12,922
Total current liabilities	307,030	297,880
Long-term debt	806,001	683,895
Deferred credits and other non-current liabilities:
Deferred tax liabilities	292,791	281,028
Regulatory liabilities	605,036	602,294
Pension and other postretirement benefit liabilities	217,909	218,061
Derivative instruments	2,062	3,913
Operating lease liabilities	721	—
Other non-current liabilities	129,835	140,163
Total deferred credits and other non-current liabilities	1,248,354	1,245,459
Equity:
Common stock	555,052	452,195
Retained earnings	330,018	315,462
Accumulated other comprehensive loss	(8,324)	(8,131)
Total equity	876,746	759,526
Total liabilities and equity	$3,238,131	$2,986,760

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Six Months Ended June 30,
In thousands	2019	2018
Operating activities:
Net income	$44,296	$40,539
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	43,959	42,022
Regulatory amortization of gas reserves	9,467	7,816
Deferred income taxes	5,917	11,227
Qualified defined benefit pension plan expense	6,988	2,876
Contributions to qualified defined benefit pension plans	(4,650)	(5,570)
Deferred environmental expenditures, net	(7,148)	(7,330)
Amortization of environmental remediation	6,291	6,506
Regulatory revenue recovery deferral from TCJA	639	9,212
Regulatory disallowance of pension costs	10,500	—
Other	6,282	810
Changes in assets and liabilities:
Receivables, net	69,036	79,332
Inventories	14,929	4,803
Income and other taxes	16,300	(11,967)
Accounts payable	(27,843)	(26,613)
Interest accrued	520	(121)
Deferred gas costs	(44,850)	4,787
Decoupling mechanism	8,635	4,613
Other, net	(4,797)	(990)
Discontinued operations	638	700
Cash provided by operating activities	155,109	162,652
Investing activities:
Capital expenditures	(91,147)	(102,370)
Acquisitions, net of cash acquired	(55,811)	—
Other	(5,389)	195
Discontinued operations	(1,050)	(283)
Cash used in investing activities	(153,397)	(102,458)
Financing activities:
Proceeds from stock options exercised	1,723	45
Proceeds from common stock issued	93,182	—
Long-term debt issued	175,000	—
Long-term debt retired	—	(22,000)
Change in short-term debt	(197,540)	(7,100)
Cash dividend payments on common stock	(25,916)	(25,577)
Other	91	(279)
Cash provided by (used in) financing activities	46,540	(54,911)
Increase in cash and cash equivalents	48,252	5,283
Cash and cash equivalents, beginning of period	12,633	3,472
Cash and cash equivalents, end of period	$60,885	$8,755

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$19,725	$17,117
Income taxes paid (refunded), net	(6,095)	13,347

NORTHWEST NATURAL HOLDINGS
Reconciliation to GAAP (Unaudited)
Year-to-Date Results 2019
	Six Months Ended June 30,
	2019		2018
In thousands, except per share data	Amount	Per Share	Amount	Per Share
CONSOLIDATED
GAAP net income from continuing operations	$45,469	$1.56	$41,672	$1.45
Regulatory pension disallowance	10,500	0.36	—	—
Income tax effect of regulatory disallowance[1]	(3,912)	(0.13)	—	—
Adjusted net income from continuing operations	$52,057	$1.79	$41,672	$1.45

Diluted shares		29,186		28,825

NATURAL GAS DISTRIBUTION SEGMENT
GAAP net income	$42,418	$1.45	$36,913	$1.28
Regulatory pension disallowance	10,500	0.36	—	—
Income tax effect of regulatory disallowance[1]	(3,912)	(0.13)	—	—
Adjusted net income	$49,006	$1.68	$36,913	$1.28

1
Regulatory disallowance related to the pension balancing account was recognized in the first quarter of 2019. Tax effect of adjustment was calculated using a combined federal and state statutory rate of 26.5% and reducing the disallowance by a $1.1 million deferred taxes specifically associated with the pension balancing account.